Exhibit 10.3

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is effective as of December 30, 2020, and made and entered into by and between LMP Automotive Holdings, Inc, with principal offices at 500 East Broward Boulevard, Suite 1900, Fort Lauderdale, FL 33394 (“Employer” or “Company”) and B. Richard Aldahan, who has a residence at 215 Royal Palm Way, Boca Raton, Florida 33432 (“Employee”).

RECITALS

WHEREAS the Company and Employee entered into that certain Employment Agreement, dated July 26, 2020 (“Agreement”), and wish to enter into this Amendment to amend the terms of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties, subject to approval of the Board of Directors of the Company, hereby agree as follows:

1.	The Agreement

The terms and conditions of the Agreement are hereby ratified, subject to the modifications set forth in this Amendment. If there are any conflicts between the terms of the Agreement and the terms of this Amendment, this Amendment shall control. All capitalized terms not otherwise defined herein shall have the meanings herein as subscribed to them in the Agreement. Except as modified herein, the terms of the Agreement shall remain in full force and effect.

2.	Section 4 of the Agreement is modified as follows:

Compensation

For services rendered by the Employee pursuant to this Agreement, the Company shall pay or award compensation to the Employee as follows:

(a)	Base Salary: Effective January 1, 2021, the Company shall pay to the Employee a base annualized salary of $300,000, payable bi-weekly in accordance with the policies, payroll practices and procedures of the Company, as in effect from time to time, including, but not limited to, withholding of applicable taxes, FICA and similar items.

(b)	Options as per the Stock Option Agreement attached as Exhibit A hereto, subject to the 2018 Equity Incentive Plan enacted by the Company.

(c)	A one-time bonus of $350,000, payable upon consummation and funding by Truist Bank of the Stage 1 acquisitions, which such bonus shall be payable in cash, Company securities, or a combination thereof;

(d)	Bonus: A percentage of the Company’s income (post-minority interest) paid quarterly as per Exibit B hereto.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

Company:	Employee:

LMP Automotive Holdings, Inc.

/s/ Samer Tawfik	/s/ B. Richard Aldahan
Samer Tawfik, President, CEO &	B. Richard Aldahan
Chairman of the Board of Directors

EXHIBIT A

Stock Options

1.	Of the 40,000 options previously issued to Employee:

(a)	20,000 to vest upon the close of an acquisition by the Company of a franchise dealership; and

(b)	20,000 options to vest on December 31, 2021.

2.	20,000 options to be issued after the close of an acquisition by the Company of a franchise dealership, such options to have a one year vesting period, and be issued with an exercise price equal to the closing price of the Company’s common stock on the third trading day following the announcement of such dealership acquisition.

3.	20,000 options to be issued after the Company first files a report with the Securities and Exchange Commission reflecting quarterly annualized income equal to or greater than $35,000,000, such options to have a one year vesting period, and be issued with an exercise price equal to the closing price of the Company’s common stock on the third trading day following the filing of such report.

4.	25,000 options to be issued after the Company’s closing price first exceeds $75 per share (adjusted for any splits, reverse splits, or similar adjustments), such options to have a one year vesting period, and be issued with an exercise price equal to the closing price of the Company’s common stock on the third trading day following such trading day when the closing price first exceeds $75 per share.

5.	30,000 options to be issued after the Company’s closing price first exceeds $125 per share (adjusted for any splits, reverse splits, or similar adjustments), such options to have a one year vesting period, and be issued with an exercise price equal to the closing price of the Company’s common stock on the third trading day following such trading day when the closing price first exceeds $125 per share.

6.	50,000 options to be issued after the Company’s closing price first exceeds $175 per share (adjusted for any splits, reverse splits, or similar adjustments), such options to have a one year vesting period, and be issued with an exercise price equal to the closing price of the Company’s common stock on the third trading day following such trading day when the closing price first exceeds $175 per share.

Company DMP

Employee RA

EXHIBIT B

Income (Post Minority Interest)	Percentage

(a) $1 Million to $10 Million	2.50% of the amount in this range
(b) >$10 Million to $65 Million	1.50% of the amount in this range
(c) >$65 Million	1.00% of the amount in this range

For example:

If Income (Post Minority Interest) is at the below figures, the bonus shall be as follows:

$10,000,000	Total Bonus of $250,000
$35,000,000	Total Bonus of $624,999.98 (250,000 + 374,999.98)
$65,000,000	Total Bonus of $1,074,999.98 (250,000+ 824,999.85)

Company DMP

Employee RA

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